EXHIBIT 5.1


                    OPINION OF MILES & STOCKBRIDGE, P.C.


                  [LETTERHEAD OF MILES & STOCKBRIDGE P.C.]



                                      March 31, 1999



Anthracite Capital, Inc.
345 Park Avenue
New York, New York  10154

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933 of 2,470,453 shares of Common Stock, par value $.001 per share, of Anthracite Capital, Inc., a Maryland corporation (the "Corporation"), to be issued in connection with the Anthracite Capital, Inc. 1998 Stock Option Plan, as amended (the "Plan"), we have examined such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion.

     Based on the foregoing, we are of the opinion that the Plan has been duly and validly authorized and adopted by the Board of Directors of the Corporation, and, assuming that sufficient authorized shares are available at the time they are issued, that the Common Stock being registered under the Securities Act of 1933, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                 Very truly yours,

                                 Miles & Stockbridge P.C.


                                 By: /s/ John B. Frisch
                                    -----------------------
                                    Principal